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EXHIBIT 11
HUDSON FOODS, INC. AND SUBSIDIARIES
CALCULATION OF EARNINGS PER SHARE
(In thousands except per share data)
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                                               Three Months Ended
                                           December 30,   December 31,
                                               1995           1994
Net income                                   $8,999          $9,835
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PRIMARY EARNINGS PER SHARE:
  Weighted average number of common
      shares outstanding                     30,048          27,247
  Common stock equivalents:
    Dilutive options                            356             655
                                            --------        --------
  Weighted average number of common
      and common equivalent shares           30,404          27,902
                                            ========        ========
  Primary earnings per share                  $0.30           $0.35
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FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common
      shares outstanding                     30,048          27,247
  Common stock equivalents:
    Dilutive options                            370             680
                                            --------        --------
  Weighted average number of common
      and common equivalent shares           30,418          27,927
                                            ========        ========
  Fully diluted earnings per share            $0.30           $0.35
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